UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ditech Holding Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	13-3950486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Virginia Drive, Suite 100 Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Warrants Series B Warrants	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Item 1. Description of Registrant’s Securities to be Registered.

General

As previously reported, on November 30, 2017, Ditech Holding Corporation (f/k/a Walter Investment Management Corp.) (the “Company”) filed a voluntary petition for relief (the “Bankruptcy Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to pursue its previously announced Prepackaged Chapter 11 Plan of Reorganization (as proposed and amended, the “Plan”). On January 18, 2018, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. A copy of the Confirmation Order, with a copy of the Plan as confirmed attached thereto, is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 19, 2018 and is incorporated herein by reference. On February 9, 2018 (the “Effective Date”), the Company satisfied the conditions of the Confirmation Order, and the Plan became effective.

On the Effective Date, pursuant to the terms of the Plan, the Company entered into the (i) Series A Warrant Agreement (“Series A Warrant Agreement”) and (ii) Series B Warrant Agreement (“Series B Warrant Agreement” and, together with the Series A Warrant Agreement, the “Warrant Agreements”), in each instance with Computershare Inc. and Computershare Trust Company, N.A. (together, the “Warrant Agent”). Pursuant to the terms of the Plan, on the Effective Date, the Company issued 7,245,000 Series A Warrants (the “Series A Warrants”) to purchase up to 7,245,000 shares of Common Stock (as hereinafter defined) and 5,748,750 Series B Warrants to purchase up to 5,748,750 shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants,” and holders thereof, “Warrantholders”), which in the aggregate, are exercisable to purchase up to approximately 12,993,750 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The below description of the Warrant Agreements is qualified in its entirety by reference to the Warrant Agreements, which are incorporated herein by reference. A copy of the Series A Warrant Agreement is attached hereto as Exhibit 4.1 and a copy of the Series B Warrant Agreement is attached hereto as Exhibit 4.2. Capitalized terms not defined herein shall have the meanings ascribed to them in the Warrant Agreements.

Warrants

In accordance with the Plan, the Company issued Warrants to the holders of the Convertible Notes Claims (as defined in the Plan) and Existing Equity Interests (as defined in the Plan), which Warrants are exercisable until February 9, 2028, to purchase shares of Common Stock at an initial exercise price of $20.63 per share with respect to the Series A Warrants and an initial exercise price of $28.25 with respect to the Series B Warrants, subject to adjustment as provided in the Warrant Agreements. All unexercised Warrants shall expire, and the rights of the Warrantholders to purchase share of Common Stock shall terminate on, February 9, 2028 at 5:00 p.m., New York City time, which is the 10th anniversary of the Effective Date.

No Rights As Stockholders

Pursuant to Section 6.1 of the Warrant Agreements, prior to the exercise or conversion of any Warrants into Common Stock, the Warrants do not entitle the registered holder to any rights as a stockholder of the Company, including, without limitation, any rights to receive dividends or other distributions, to exercise any preemptive rights, or to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, until and only to the extent such Warrantholder becomes a holder of record of Common Stock issued upon settlement of Warrants.

Adjustments

The number of shares of Common Stock for which a Warrant is exercisable, and the exercise price of such Warrant, are subject to adjustment from time to time pursuant to Section 4 of the Warrant Agreements upon the occurrence of certain events, including the issuance of a stock dividend to all holders of Common Stock, a stock split, a combination or other reclassification of the Common Stock.

Reorganization Event

Upon the occurrence of a reclassification or reorganization of the outstanding Common Stock, or in the case of any merger, consolidation, or business combination of the Company with another corporation, each Warrantholder will have the right to receive, upon exercise of a Warrant, an amount of securities or other property (including cash) received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such event.

Cashless Exercise

The Warrants permit a Warrantholder to elect to exercise the Warrant such that no payment of cash will be required in connection with such exercise. If a cashless exercise is elected, the Company will reduce the number of shares of Common Stock issuable pursuant to the exercise of the Warrants, without any cash payment therefor.

Item 2. Exhibits.

See Exhibit Index

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment and Restatement of Ditech Holding Corporation (f/k/a Walter Investment Management Corp.) (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on February 13, 2018).

3.2	Bylaws of Ditech Holding Corporation (f/k/a Walter Investment Management Corp.) (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on February 9, 2018).

4.1	Series A Warrant Agreement between Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), as issuer, and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, dated as of February 9, 2018 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on February 9, 2018).

4.2	Series B Warrant Agreement between Ditech Holding Corporation (f/k/a Walter Investment Management Corp.), as issuer, and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, dated as of February 9, 2018 (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on February 9, 2018).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 26, 2018

DITECH HOLDING CORPORATION

By:	/s/ John J. Haas
John J. Haas, General Counsel, Chief Legal Officer and Secretary